Exhibit (n)

THE JAMES ADVANTAGE FUNDS

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

Adopted February 28, 2009
Amended February 22 2017

This Multiple Class Plan (the “Plan”) is adopted in accordance with Rule 18f-3 (the “Rule”) under the Investment Company Act of 1940, as amended (the “Act”) by The James Advantage Funds (the “Trust”) on behalf of one of its current series, The Balanced: Golden Rainbow Fund (the “Fund”).  A majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act), having determined that the Plan is in the best interests of each class of the Fund individually and of the Trust as a whole, have approved the Plan.

The provisions of the Plan are:

1.          General Description Of Classes.  Each class of shares of the Fund shall represent interests in the same portfolio of investments of the Fund and shall be identical in all respects, except that each class shall differ with respect to:  (i) Rule 12b-1 Plans adopted with respect to the class; (ii) distribution and related services and expenses as provided for in the Plan; (iii) such differences relating to purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectuses and statement of additional information of the Fund, as the same may be amended or supplemented from time to time; and (iv) the designation of each class of Shares.  There currently are three classes designated:  Retail Class, Institutional Class, and Class T.  All classes are offered and sold at net asset value.

a.	Retail Class Shares are subject to a maximum 0.25% annual Rule 12b-1 fee.
b.
Institutional Class Shares are designed for institutional investors and are offered through financial institutions within categories as specified in the then current Prospectus.  Institutional Class Shares are not subject to Rule 12b-1 fees.

c.
Class T Shares are designed for institutional investors and are offered through financial institutions within categories as specified in the then current Prospectus.  Class T Shares are subject to Rule 12b-1 fees and sales charges.  Sales charge waivers and/or discounts are set by each financial intermediary.  Shareholder rights may be further modified for particular financial intermediaries as identified and described in an Appendix to the Prospectus.

2.          Expense Allocations To Each Class.

a.          In addition to the distribution fees described above, certain expenses may be attributable to a particular class of shares of the Fund (“Class Expenses”).  Class Expenses are charged directly to net assets of the class to which the expense is attributed and are borne on a pro rata basis by the outstanding shares of that class.  Class Expenses may include:

(i)	expenses incurred in connection with a meeting of shareholders;

(ii)	litigation expenses;

(iii)       printing and postage expenses of shareholders reports, prospectuses and proxies to current shareholders of a specific class;

(iv)	expenses of administrative personnel and services required to support the shareholders of a specific class;

(v)	transfer agent fees and shareholder servicing expenses; and

(vi)	such other expenses incurred by or attributable to a specific class.

b.          All other expenses of a Fund are allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund. Notwithstanding the foregoing, the distributor or adviser of a Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under the Rule.

3.          Class Designation.  Subject to the approval by the Trustees of the Trust, a Fund may alter the nomenclature for the designations of one or more of its classes of shares.

4.          Additional Information.  This plan is qualified by and subject to the terms of the then current prospectus for the applicable class of shares; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of this Plan.  The prospectus for each class contains additional information about the class and the Fund’s multiple class structure.

5.          Effective Date.  This Plan may be terminated or amended at any time with respect to the Trust or the Fund or class thereof by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).